UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): March 26, 2007
AMERICAN RAILCAR INDUSTRIES, INC.
(Exact Name of Registrant as Specified in Its Charter)

Delaware	000-51728	43-1481791
(State or Other Jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification No.)

100 Clark Street
St. Charles, Missouri	63301
(Address of Principal Executive Offices)	(Zip Code)
Registrant’s Telephone Number, Including Area Code: (636) 940-6000
N/A
(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.
The information set forth in Item 5.02 below is incorporated by reference into this Item 1.01.
Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
Employment Agreement. On March 26, 2007, American Railcar Industries, Inc. (the “Company”) entered into an employment agreement with Mr. Alan C. Lullman to serve the Company as Senior Vice President, Sales, Marketing & Services (the “Agreement”). Prior to entering into the Agreement, Mr. Lullman served the Company in that role on at at-will basis. The term of Mr. Lullman’s Agreement began on January 1, 2007 and will continue through December 31, 2009 (the “Expiration Date”), unless earlier terminated pursuant to the Agreement. A copy of the Agreement is filed as Exhibit 10.44 to this current report on Form 8-K and is incorporated by reference into this Item 5.02.
     Under the terms of the Agreement, Mr. Lullman receives a base salary at an annual rate of $250,000 per year. Mr. Lullman is also entitled to an annual bonus for each calendar year of employment ending on or after December 31, 2007 of up to 50% of his then applicable base salary, provided certain objective performance targets for the Company, to be established by the board of directors of the Company for each such year, are achieved.
     Mr. Lullman is entitled to receive healthcare, group term life insurance, group long-term disability insurance, 401(k) participation, vacation, and other similar employee benefits the Company generally provides to its senior employees. In addition, he will be reimbursed for the reasonable use of an automobile and for the payment of reasonable athletic club dues (excluding initiation fees) on terms consistent with other senior employees of the Company.
     The Agreement shall terminate and Mr. Lullman’s employment with the Company shall end upon his death or disability, if the Company discharges Mr. Lullman with or without cause (as defined in the Agreement), or if Mr. Lullman resigns for good reason (as defined in the Agreement). The Company may discharge Mr. Lullman at any time with or without cause (as defined in the Agreement).
     If Mr. Lullman’s employment is terminated due to death or disability, he is entitled to receive (i) earned and accrued base salary and unreimbursed business expenses due and unpaid as of the date of his termination, (ii) bonus compensation earned and due with respect to a completed calendar year but not paid as of the date of termination, and (iii) a pro-rated portion of his bonus compensation payable for any incomplete calendar year.
     If Mr. Lullman is terminated without cause (as defined in the Agreement) or if he terminates the Agreement for good reason (as defined in the Agreement), he is entitled to receive (i) earned and accrued base salary and unreimbursed business expenses due and unpaid as of the date of his termination, (ii) bonus compensation earned and due with respect to a completed calendar year but not paid as of the date of termination, (iii) a pro-rated portion of his bonus compensation payable for any incomplete calendar year and (iv) a continuation of the payment of the base salary he would have earned through the Expiration Date had he continued to be employed by the Company through such date. The Company shall be entitled to an offset of the continuation payments under clause (iv) above on account of any remuneration or other benefit attributable to any subsequent employment that Mr. Lullman may obtain.
     Mr. Lullman’s employment agreement contains non-competition and non-solicitation provisions that prohibit Lullman from directly or indirectly competing with us during the term of his employment and generally for a one-year period thereafter. Mr. Lullman’s employment agreement also contains provisions requiring him to protect confidential information during his employment and at all times thereafter.
Item 9.01. Financial Statements and Exhibits.
          (d) Exhibits

Exhibit Number	Description
10.44	Employment Agreement between American Railcar Industries, Inc. and Alan C. Lullman, dated as of March 26, 2007.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 30, 2007		American Railcar Industries, Inc.

	By:	/s/ William P. Benac

	Name:	William P. Benac
	Title:	Senior Vice President, Chief Financial Officer and Treasurer

Exhibit Index

Exhibit Number	Description
10.44	Employment Agreement between American Railcar Industries, Inc. and Alan C. Lullman, dated as of March 26, 2007.